Preliminary Structural and Collateral Term Sheet

1,287,000,000 (Approximate) of Senior Certificates

J.P. Morgan Mortgage Trust 2006-A5

Mortgage Pass-Through Certificates, Series 2006-A5

Features of the Transaction
- Offering consists of approximately $1,287mm of Senior Certificates expected to be rated AAA by 2 of the 4; S&P, Moody's, Fitch, Dominion.
- The Amount of Senior Certificates is approximate and may vary.
- Multiple groups of Mortgage Loans will collateralize the transaction
- There are approximately 5 groups of Senior Certificates, which may vary.
- The Credit Support for the Senior Certificates of Pools 1,2,3,4 & 5 is
Cross-Collateralized, with respect to losses

Key Terms
Issuer :	J.P.Morgan Mortgage Trust
Underwriter :	J.P.Morgan Securities, Inc.
Depositor :	J.P. Morgan Acceptance Corp. I
Master Servicer:	Wells Fargo
Trustee:	US Bank National Association
Type of Issuance:	Public
Servicer Advancing:	Yes, Subject to Recoverability.
Compensating Interest:	Paid, But Capped.
Clean-Up Call / Optional Termination:	5% clean-up call
Legal Investment:	The Senior Certificates are
SMMEA Eligible at Settlement.
ERISA Eligible:	The Senior Certificates are
ERISA eligible subject to limitations set
forth in the final prospectus supplement.
Tax Treatment:	REMIC
Structure:	Senior/Subordinate w/ Shifting Interest
and Subordinate Certificate Prepayment Lockout
Expected AAA Subordination:	4.5% +/- .50%
Rating Agencies:	At least 2 of 4; Moody's, S&P, Fitch, Dominion
Registration:	Senior Certificates - DTC

Time Table
Cut-Off Date	July 1, 2006
Settlement Date	July 31, 2006
First Distribution Date	August 25, 2006
Distribution Date	25th or Next Business Day

JPMSI Contact Information
Trading/Structuring	Greg Boester
	Eric Norquist	212-834-2499
Tom Scudese
Marc Simpson
Bridget Byrnes

Preliminary Mortgage Pool Data (approximate)
	Pool 1	Pool 2	Pool 3
Collateral Type	3Yr Hybrid ARMs	5Yr Hybrid ARMs	7Yr Hybrid ARMs
Outstanding Principal Balance	41,892,007	350,974,807	349,422,179
Number of Mortgage Loans	93	799	712
Average Principal Balance	452,124	441,822	494,712
Weighted Average Net Mortgage	5.73%	5.88%	5.99%
Weighted Average Maturity	358	357	357
Weighted Average Seasoning	2	3	3
Weighted Average Months to Roll	34	57	81
ARM Index	LY1(65%),LM6(33%),CMT(2%)	LY1(91%),LM6(9%),CMT(0%)	LY1(87%),LM6(13%),CMT(1%)
Weighted Average Gross Margin	2.41	2.32	2.25
Initial Periodic Rate Cap	2.88	4.96	4.99
Subsequent Periodic Rate Cap	1.67	1.91	1.87
Lifetime Rate Cap	5.99	5.11	5.01
Weighted Average Loan-to-Value	72%	74%	72%
Weighted Average FICO Score	739	744	747
Geographic Distribution	CA (38%),FL(9%)	CA (30%),FL(13%)	CA (38%),FL(10%)
Percent Owner Occupied	94%	92%	93%
Percent Single Family / PUD	95%	84%	77%
Interest Only	80%	78%	85%
Primary Servicer	PHH	Chase	Chase
Other Servicers	Chase,Suntrust	PHH,Suntrust	PHH,CWHL,Suntrust

Preliminary Mortgage Pool Data (approximate)
	Pool 4	Pool 5
Collateral Type	10Yr Hybrid ARMs	5Yr Hybrid ARMs
Outstanding Principal Balance	352,210,842	253,169,721
Number of Mortgage Loans	591	700
Average Principal Balance	597,816	362,273
Weighted Average Net Mortgage Rate	6.00%	5.89%
Weighted Average Maturity	357	357
Weighted Average Seasoning	3	3
Weighted Average Months to Roll	117	57
ARM Index	LY1(77%),LM6(23%)	LY1(96%),LM6(3%),CMT(0%)
Weighted Average Gross Margin	2.24	2.28
Initial Periodic Rate Cap	5.00	4.93
Subsequent Periodic Rate Cap	1.76	1.97
Lifetime Rate Cap	5.00	5.05
Weighted Average Loan-to-Value	68%	75%
Weighted Average FICO Score	742	744
Geographic Distribution	CA (34%),NY(16%)	CA (25%),FL(11%)
Percent Owner Occupied	88%	92%
Percent Single Family / PUD	81%	83%
Interest Only	84%	78%
Primary Servicer	Chase	Chase
Other Servicers	PHH,Suntrust	PHH,Suntrust

JP Morgan Securities Inc.

JP Morgan Securities Inc.					Deal Summary Report						jpmmt06a5_0712
			Assumptions					Collateral
Settlement	31-Jul-2006		Prepay		25 CPB			Balance	WAC	WAM	Age	WAL		Dur
1st Pay Date	25-Aug-2006		Default		0 CDR			$1,347,669,555.02	6.207	357	3	2.85
			Recovery		months
			Severity		0%
Tranche	Balance	Coupon	Principal	Avg	Dur	Yield	Spread	Bench	Price	$@1	Accrued	NetNet	Dated	Notes
Name			Window	Life			bp		%		Int(M)	(MM)	Date
3PT1	40,006,000.00	5.726	08/06 - 06/09	1.89	1.715	5.835	20.00	Interp	99-17+	6861.89	190.90	40.015	01-Jul-06	WAC
SUBS	60,647,555.02	5.936	08/06 - 06/16	4.78	3.878	8.299	321.68	Interp	91-00	21518.19	300.02	55.489	01-Jul-06	WAC
2F5	46,028,000.00	5.876	08/06 - 11/09	1.40	1.286	6.056	39.00	Interp	99-14+	5914.94	225.39	46.002	01-Jul-06	WAC
2M5	6,092,000.00	5.876	11/09 - 10/10	3.77	3.285	6.061	45.00	Interp	99-07	1995.16	29.83	6.074	01-Jul-06	WAC
2L5	19,977,000.00	5.876	10/10 - 06/11	4.70	3.995	5.894	27.00	Interp	99-26	8004.53	97.82	20.038	01-Jul-06	WAC
2PT5	248,000,000.00	5.876	08/06 - 06/11	2.51	2.205	5.986	37.00	Interp	99-16+	54674.52	1214.40	247.999	01-Jul-06	WAC
2MZ5	15,083,000.00	5.876	08/06 - 06/11	2.51	2.200	6.116	50.00	Interp	99-07	3308.78	73.86	15.040	01-Jul-06	WAC
3F71	53,100,000.00	5.989	08/06 - 07/09	1.30	1.198	6.012	34.00	Interp	99-20+	6369.31	265.03	53.178	01-Jul-06	WAC
3M71	34,869,000.00	5.989	08/06 - 07/11	2.80	2.446	6.150	54.00	Interp	99-12	8519.97	174.04	34.825	01-Jul-06	WAC
3L71	25,058,000.00	5.989	07/11 - 05/13	6.38	5.149	6.090	44.00	Interp	99-15	12896.87	125.07	25.048	01-Jul-06	WAC
3F72	57,277,000.00	5.989	08/06 - 11/09	1.40	1.283	6.116	45.00	Interp	99-16+	7347.20	285.88	57.287	01-Jul-06	WAC
3M72	7,479,000.00	5.989	11/09 - 10/10	3.75	3.264	6.091	48.00	Interp	99-16	2441.07	37.33	7.479	01-Jul-06	WAC
3L72	25,244,000.00	5.989	10/10 - 05/13	6.01	4.891	6.064	42.00	Interp	99-19	12358.40	126.00	25.267	01-Jul-06	WAC
3F73	68,402,000.00	5.989	08/06 - 03/11	1.80	1.616	6.130	49.00	Interp	99-15+	11054.44	341.40	68.387	01-Jul-06	WAC
3L73	22,253,000.00	5.989	03/11 - 05/13	6.23	5.049	6.047	40.00	Interp	99-21+	11254.95	111.07	22.292	01-Jul-06	WAC
3PT7	25,000,000.00	5.989	08/06 - 05/13	2.89	2.459	6.078	47.00	Interp	99-17+	6151.03	124.78	25.013	01-Jul-06	WAC
3MZ7	15,016,000.00	5.989	08/06 - 05/13	2.89	2.453	6.188	58.00	Interp	99-09	3675.91	74.95	14.983	01-Jul-06	WAC
4PT1	321,225,000.00	6.000	08/06 - 06/16	3.16	2.612	6.193	58.58	Interp	99-09	83734.31	1606.23	320.522	01-Jul-06	WAC
4MZ1	15,136,000.00	6.000	08/06 - 06/16	3.16	2.601	6.361	75.44	Interp	98-27	3910.52	75.69	15.037	01-Jul-06	WAC
5PT5	230,897,000.00	5.892	08/06 - 07/11	2.52	2.210	5.986	37.00	Interp	99-17+	51039.73	1133.66	230.975	01-Jul-06	WAC
5MZ5	10,880,000.00	5.892	08/06 - 07/11	2.52	2.206	6.096	48.00	Interp	99-09+	2394.92	53.42	10.857	01-Jul-06	WAC

Yield Curve							swap curve
Mat	3 MO	6 MO	2 YR	5 YR	10 YR	30 YR	3 mo	6 mo	1 yr	2 yr	3 yr	4 yr	5 yr	7 yr	10 yr
Yld	5.060	5.300	5.162	5.076	5.107	5.152	5.494640	5.600050	5.691340	5.627490	5.605930	5.613175	5.628500	5.659288	5.701500

The issuer has filed a registration statement (including a prospectus) with the SEC or the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-2499 (collect call) or by emailing Thomas Panagis at thomas.m.panagis@jpmorgan.com.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities referenced in this communication in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued.

The information contained in this communication is subject to change, completion or amendment from time to time. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The attached information may contain certain tables and other statistical analyses (the "Computational Materials") that have been prepared in reliance upon information furnished by the issuer, the preparation of which used numerous assumptions which may or may not be reflected herein. As such, no assurance can be given as to the appropriateness of the Computational Materials for any particular context; or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance. These Computational Materials should not be construed as either projections or predictions. The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials. Neither JPMorgan nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities.

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Copyright 2005 JPMorgan Chase & Co. All rights reserved. J.P. Morgan Securities Inc. (JPMSI), member NYSE and SIPC. JPMorgan is the marketing name used by the specific legal entity or entities named in the attached materials. Clients should contact analysts and execute transactions through a JPMorgan Chase & Co. subsidiary or affiliate in their home jurisdiction unless governing law permits otherwise.